                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                      Form N-8A



                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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   Name:  MORGAN STANLEY DEAN WITTER WORLDWIDE HIGH INCOME FUND
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              (a Massachusetts Business Trust)

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                   Two World Trade Center, New York, New York 10048
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Telephone Number (including area code): (212) 392-2550
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Name and address of agent for service of process:

Barry Fink, Esq.
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Two World Trade Center, New York, New York 10048
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
     N-8A:  Yes /X/   No / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 26th day of March, 1998.


                           MORGAN STANLEY DEAN WITTER WORLDWIDE HIGH INCOME FUND

                                                              (SEAL)

                                                  By:  /s/ Barry Fink
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                                                           Barry Fink
                                                           Vice President

Attest:   /s/ Carsten Otto
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              Carsten Otto
              Assistant Secretary